Exhibit 99.2

Dear Fidelity Shareholders,

Let me take this opportunity to thank you for your patience and understanding.  As you know on December 2, 2007, Fidelity & Trust Financial Corporation announced its planned merger with Eagle Bancorp, Inc.  Despite this unstable economic environment, after substantial efforts, Fidelity shareholders overwhelmingly approved the merger at the special shareholders meeting on August 26, 2008.  The transaction was consummated on August 29, 2008.   We expect the business combination to be seamless to the customers of each bank.

The purpose of this letter is to update you with respect to the consideration that you, as shareholders of Fidelity, will receive in the merger with Eagle. As previously disclosed in the joint proxy statement/prospectus dated July 29, 2008, each share of Fidelity common stock will now be converted into shares of Eagle common stock at a conversation ratio, which was subject to adjustment in accordance with the terms of the merger agreement and as described in the joint proxy statement/prospectus.

We are in a period of unprecedented instability facing financial institutions relating to the housing/mortgage sector.  Fidelity & Trust Bank owned a mortgage subsidiary which adversely impacted its financial condition and business.  Fidelity was not alone.  Small community, regional and national banks have also been impacted.  Many have suffered substantial losses and, as a result, book values have been depleted since stock prices experienced sharp declines.  In this regard you should compare the reduction of our book value with the depleted book values and declining stock prices in many of the publicly traded local, regional and money center financial institutions. As a result, many of these financial institutions must raise capital in order to be well-capitalized under the capital requirement guidelines of the Federal Reserve.

The estimated conversion ratio last reported to you in the joint proxy statement/prospectus was 0.6867 shares of Eagle common stock for each share of Fidelity common stock based upon information as of March 31, 2008. Since such time, the conversion ratio has significantly declined.  Factors contributing to the adjustment included the following:

i.	operating losses of F&T Mortgage;

ii.	expenses incurred by Fidelity in connection with winding down F&T Mortgage;

iii.	deficiencies on inter-company payment or liabilities due from F&T Mortgage;

iv.	losses on the sale of residential mortgage loans held for sale;

v.	net charge-offs;

vi.	increases to the allowance for loan losses to conform to Eagle policies for such items, to the extent such increases are in the aggregate in excess of $750,000;

vii.	increases in the valuation adjustment to residential mortgage loans held for sale;

viii.	reserves for litigation and amounts paid or payable upon judgment or in settlement related to litigation;

ix.	any of the agreed upon adjustments to Fidelity’s book value.

As a result of losses falling into the above-referenced categories, the conversion ratio was reduced to 0.3894.  Nearly all of the reduction was related to F&T Mortgage operating losses, wind-down expenses, losses on the sale of residential mortgages held for sale (which we experienced somewhat in the early part of 2008 but which increased more significantly in the past two months due to deeper discounts demanded by buyers in the more recent market conditions), valuation adjustments on residential mortgages held for sale (some of these adjustments were caused by strict accounting rules which require further mark-to-market valuations), settlements on accounts payable of the mortgage company and a recent Federal Reserve HMDA investigation at F&T Mortgage.  A portion of the reduction (approximately 15%) was an increase to the loan loss reserve conforming to  EagleBank policies.

All of us are disappointed with the results discussed above, but Fidelity’s Board continues to believe that the merger remained the best option for Fidelity and its shareholders.

Eagle Bancorp will be distributing a 10% stock dividend to shareholders following the merger.  While the record and payable dates have not yet been announced, they will be shortly, and if you do not exchange your shares before the payable date, you will receive the dividend when you submit your shares, effectively receiving approximately 0.4283 shares of Eagle common stock per Fidelity share.

We are very optimistic about the future of the combined banks.  We believe we will be the premier local community bank in the Washington metro region with both banks contributing human resources, array of product and a total commitment to our customers and our community.  Ron Paul, Chairman and CEO of Eagle and I, who will serve as Vice Chairman, are energized, excited and optimistic about bringing the highest standards, the best practices, as well as the best employees, to our customers.  We are hopeful that you will continue to be a shareholder and be rewarded in the next couple of years as we are confident of the financial performance we will experience.

You will be receiving a letter of transmittal in the next week providing specific directions with how to exchange your Fidelity stock certificate for an Eagle Bancorp stock certificate.

Sincerely,

Robert P. Pincus	Barry C. Watkins